Exhibit 99.1

Emerald Holding, Inc. to Receive $400 Million Convertible Preferred Stock Infusion Led by Onex

•	Existing Common Stockholders Will Be Offered Right to Participate on Pro Rata Basis
•	Onex Commits to Buy $263.5 million and then Backstop a $136.5 million Rights Offering to Other Existing Common Stockholders
•	Investment Strengthens Emerald’s Balance Sheet and Positions the Company for Growth in a Post-COVID-19 World
•	$3.52 Conversion Price Represents a 13% Premium to the June 9, 2020 Closing Price of $3.11, and a 42% Premium to the 30-day Volume Weighted Average Price of $2.48

NEW YORK--(BUSINESS WIRE)-- Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) today announces plans to raise $400 million through the issuance of convertible participating preferred stock (the “Preferred Stock”) to affiliates of Onex Corporation (“Onex”), the Company’s controlling stockholder, and in a subsequent rights offering to the Company’s other holders of common stock as of the record date for the rights offering, which will be backstopped by Onex.

The proposed issuance of Preferred Stock is the result of a process led by a special committee of Emerald’s Board of Directors (the “Board”) comprised of independent directors (the “Special Committee”). The Company today entered into an investment agreement pursuant to which Onex, subject to customary closing conditions, will acquire $263.5 million of Preferred Stock in an initial private placement and will also backstop a rights offering of $136.5 million of the same series of Preferred Stock to the Company’s other holders of common stock as of the record date. As a result of the rights offering, all holders of common stock will have an opportunity to acquire Preferred Stock on a pro rata basis. In addition, Onex has agreed to customary standstill undertakings and transfer restrictions for the benefit of the Company.

Emerald expects to use the net proceeds from the investment, to repay outstanding debt under its credit facility and for general corporate purposes, including organic and acquisition growth initiatives. The investment also substantially buttresses Emerald’s existing liquidity position. As of June 9, 2020, the Company carried cash on its balance sheet of $68 million, borrowings under its revolving credit facility of $100 million, borrowings under its term loan of $529 million and had funded $24 million of its cancelled event liability which had stood at $72 million on March 31, 2020.

The initial purchase by Onex is expected to close on or about July 9, 2020, and the rights offering is expected to close during the third quarter of 2020, following the effectiveness of a registration statement covering the Preferred Stock to be offered in the rights offering as well as the underlying shares of common stock into which the Preferred Stock will be convertible. The record date for the rights offering will be announced by the Company in connection with its launch. These transactions have been approved by the Special Committee and the Board, and are not subject to the receipt of any stockholder approvals.

“We are extremely pleased to expand our relationship with Onex as we position our business for recovery once the impact of COVID-19 is behind us,” said Brian Field, Interim President and Chief Executive Officer of Emerald. “We have continued confidence in our strategic plan and the long-term prospects of our marketplaces. The capital we are raising positions us to build on the strength of our brands and accelerate new growth opportunities we expect will arise during these uncertain times.”

“We believe Emerald has the platform, strategy and management team in place to deliver strong performance through future periods of economic recovery and create meaningful long-term stockholder value,” said Kosty Gilis, Managing Director at Onex and Chairman of the Board of Emerald. “With this investment, Emerald’s enhanced liquidity and strong balance sheet will position the Company to pursue many attractive opportunities that will arise in the coming years. We look forward to continuing to work with the management team to create value for all stakeholders.”

“Our deliberations led us to conclude that the approach to this essential capital raising, including the opportunity for all common stockholders to participate pro rata via the rights offering, provides a structure that is both fair to and in the best interests of all of our stockholders,” explained Todd Hyatt, the Chair of the Special Committee.

The Preferred Stock to be issued to Onex in the initial private placement and to be issued in the rights offering will represent approximately 61% of the outstanding shares of common stock of the Company on an as-converted basis. Onex will participate in the rights offering only through its commitment to backstop the offering and acquire shares that are not purchased in the rights offering by other holders of Emerald’s common stock. Onex’s pro forma ownership, after giving effect to these transactions and taking into account its existing ownership of common stock, will be between 65.9% and 86.8% on an as-converted basis depending on the extent to which other common stockholders participate in the rights offering.

The Preferred Stock will be convertible at the option of the holders into common stock at an initial conversion price per share of $3.52, which represents a 13% premium to the closing price of $3.11 per share as of June 9, 2020, and a 42% premium to the 30-day volume weighted average price of $2.48 as of June 9, 2020. The liquidation preference of the Preferred Stock will accrete at a rate of 7.0% per annum, compounded quarterly, in-kind for the first 12 quarters following its issuance, and thereafter either in cash or in-kind at the Company’s option. The Company may force conversion of the Preferred Stock after three years if the trading price per share of common stock closes at or above 175% of the then-applicable conversion price for at least 20 consecutive trading days.

This press release shall not and does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Emerald will file a Form 8-K with the Securities and Exchange Commission containing additional information regarding the terms of the Preferred Stock and the agreements with Onex.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements. These statements involve risks and uncertainties, including, but not limited to, governmental, economic and public health factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. In particular, the Company is subject to risks associated with, but not limited to, the impact of coronavirus/ COVID-19 on Emerald’s business, the Company’s ability to recover proceeds under its current event cancellation insurance policy and the timing and amount of any such recoveries, its managing of its business to reduce expenses, preserve cash and strengthen our liquidity position, and the positioning of Emerald to successfully weather the dislocation that it is experiencing due to COVID-19. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Holding, Inc.
David Doft
Chief Financial Officer
1-866-339-4688 (866EEXINVT)
Investor.relations@emeraldx.com

Source: Emerald Holding, Inc.